U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 3, 2017

GROM SOCIAL ENTERPRISES, INC.

(Exact name of small business issuer as specified in its charter)

Florida	000-55585	46-5542401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

2060 NW Boca Raton Blvd., #6

Boca Raton, FL 33431

(Address of principal executive offices)

561-997-7270

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 3, 2017, we executed a Memorandum of Understanding (“MOU”) with Fyoosion LLC, a Delaware limited liability company (“Fyoosion”), to acquire all of its assets, including the following:

•	all of Fyoosion’s worldwide right, title and interest in all “Fyoosion LLC” trademarks (registered or common law), service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all pending applications, registrations and renewals thereof, owned or used by Fyoosion, and all variations of the “Fyoosian LLC” trademarks and trade names (collectively, the “Marks”);

•	all technology (“Technology”), including all designs, methods, techniques, ideas, know-how, research and development, technical data, programs, materials, specifications, processes, inventions (patentable or unpatentable), patents, creations, improvements, works of authorship and other similar materials, and all recordings, drawings, reports, analyses, and other writings, and other tangible embodiment of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used or useful in the design, development, reproduction, maintenance or modification of, any of the products developed, manufactured, marketed or sold by Fyoosion using the Marks, whether work in process, pending application or in final form;

•	all copyrights and registrations and applications therefor and works of authorship, and mask work rights relating to goods sold bearing the Marks;

•	patterns, molds, tasks, computer aided designs (CADs), samples and designs owned or used by Fyoosion with respect to the Marks;

•	all books, records or files related to the Marks,

•	all artwork, photography and archival material (including but not limited to advertising materials, copy, commercials, catalogues, images, and artwork, as well as brand books, samples, and other material showing the heritage of Fyoosion) owned by Fyoosion related to the Marks;

•	all visitor tracking codes and analysis, including but not limited to hits, page(s) viewed and unique visitors to the Fyoosion website (the “Website”) on a daily, weekly and monthly basis, and all related charts, graphs and tools, records relating to third parties Fyoosion pays to advertise the Website, and records relating to third parties who place advertising on the Website, whether paid or gratis;

•	email lists and addresses related to the business of Fyoosion utilizing the Marks; and

•	records and documents, whether in hard copy or electronic, including all material files maintained by Fyoosion’s attorney(s), to the extent relating to any of the foregoing.

The effectiveness of the MOU is dependent upon our ability to negotiate acceptable terms of repayment with the Fyoosion creditors, of which there is no assurance, and the completion of our due diligence. These liabilities aggregate approximately $300,000 and are owed to 12 separate creditors. We intend to settle these liabilities by issuing shares of our common stock. If we are unable to reach an agreement with all of these creditors we have the right to terminate the MOU.

If we are able to reach an agreement with these creditors we have agreed to issue an aggregate of 300,000 shares of our Common Stock in consideration for the Assets. These shares will be subject to a leakout agreement limiting the number of shares that can be sold, limiting the number of shares that can be sold during the one year period following effectiveness of the agreement to 25% of the daily average trading volume during the period prior to such sale.

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The MOU also provides that up to an additional 200,000 shares of our “restricted” Common Shares can be earned and will become payable to Fyoosion only if the proposed business utilizing the Assets attains $125,000 in pre-tax earnings before interest, taxes, depreciation and amortization (“EBITDA”) calculated using generally accepted accounting principles (“GAAP”) for the one-year period post-closing. This calculation shall be based upon Fyoosion stand-alone performance excluding any of our intercompany revenue and expense, and will not include any corporate fees or charges.

We have also agreed to retain two of the members of Fyoosion as employees if the MOU becomes effective.

We intend to use Fyoosion’s proprietary marketing software across all of our subsidiary businesses including our social media platform to help increase awareness as well as in our animation, webfiltering, and nutritional product business being developed.

We intend to file another report on Form 8-K to advise whether we were successful in reaching an agreement with the creditors, or failed to do so, prior to the December 31, 2017 deadline.

A copy of the applicable MOU is attached as Exhibit 10.5 hereto. The value of the acquired assets does not require that we file any audited financial statements relating to these assets as part of this report.

Item 7.01 Regulation FD Disclosure

Our Press Release relating to the filing of our initial listing application for the NASDAQ Capital Markets is attached as Exhibit 99.3 and is hereby incorporated.

Item 8.01 Other Events

On December 5, 2017, we filed our initial listing application to trade our Common Stock on the NASDAQ Capital Markets. There are no assurances that our application will be successful.

Item 9.01 Financial Statements and Exhibits

(b) Exhibits. The following exhibits are included in this report:

No.	Description

10.5	Memorandum of Understanding with Fyoosion LLC

99.3	Press Release announcing the submission of our initial application to list our Common Stock for trading on the NASDAQ Capital Markets

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 5, 2017	GROM SOCIAL ENTERPRISES, INC.
(Registrant)

By: /s/ Darren Marks
Darren Marks, Chief Executive Officer

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